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                                                                    Exhibit 99.1

                            DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN

                            UNITED COMMUNITY BANCORP

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On January 10, 2002, the Board of Directors of United Community Bancorp (the
"Company") voted to establish the Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") under which shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), are available for purchase by the stockholders of the Company. Purchases of stock for the Plan will be made on the open market or from authorized and unissued Common Stock of the Company. The Plan will be in effect until amended, altered or terminated. First Citizens Bank and Trust Company ("First Citizens") administers the Plan for participants by maintaining records, sending statements of account to participants and performing other duties relating to the Plan. The terms of the Plan are summarized below, and are set forth in the Dividend Reinvestment and Common Stock Purchase Plan enclosed.

                               SUMMARY OF THE PLAN
                               -------------------

Purpose. The Plan provides participants with a simple and convenient method of reinvesting cash dividends paid on shares of Common Stock and investing optional cash payments in additional shares of Common Stock. The Plan allows participants to have all cash dividends on their shares of Common Stock automatically reinvested in Common Stock of the Company and, to make optional cash contributions for the purchase of additional shares.

Participation in the Plan. To participate in the Plan, a stockholder of record of the Company must complete an Authorization Card and return it to First Citizens Bank, Raleigh, North Carolina. An Authorization Card is enclosed. Additional copies of the Authorization Card will be provided from time to time to the holders of the Company's Common Stock, and may be obtained at any time by written request to the Company or First Citizens. A stockholder of record may join the Plan at any time. If the Authorization Card is received by First Citizens on or before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of Common Stock, such reinvestment of dividends will begin with that dividend payment.

A stockholder may have dividends reinvested under the Plan with respect to any portion of the shares of Common Stock registered in that stockholder's name. Participation in the Plan is limited to stockholders who complete the Authorization Card directing First Citizens to apply all or part of dividends on Common Stock held of record by them to the purchase of shares of Common Stock under the Plan. Once so enrolled, a stockholder may also elect to make optional cash contributions.

Cash Contributions. A participant may invest from $50 to $5,000 per month in cash to purchase additional shares of the Company's Common Stock after the first dividend is reinvested and as long as he or she continues to participate in the Plan. Participants do not have to invest every month, and there is no set amount required to be invested each month, within the above limits. Cash contributions, combined with any funds received from dividends, will be used to purchase additional shares of Common Stock for the participant's account on a monthly basis. Interest will not be paid on cash contributions being held by First Citizens. Therefore, the mailing of a stockholders's cash contribution should be timed to reach First Citizens shortly before the end of the month. A refund of any cash contributions can be obtained by a written

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request to First Citizens. However, such request must be received by First
Citizens at least two days before the end of the month.

Purchases. Purchases under the Plan will be made during each month (except where necessary to comply with applicable securities laws). As noted above, dividends, when declared, are generally paid on or about the 15th day of May and November. The corresponding record dates are generally about 15 days preceding the respective dividend payment dates. In the event that applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of shares of Common Stock, First Citizens is not accountable for its inability to make purchases at such time.

Cost to Stockholders. A participant's cost is limited to the price of the shares of Common Stock purchased for the stockholder. This price is the average price of all shares purchased in connection with a particular monthly period, including shares purchased with any voluntary cash payments. There are no brokerage commissions or any service charges connected with stock purchases.

Dividends. A participant's account will be credited with dividends on shares held in his account. First Citizens will reinvest the dividends in additional shares of Common Stock. Dividends paid on shares held in the Plan will be automatically reinvested in additional shares of Common Stock unless and until the participant elects to terminate participation in the Plan.

Account Statement. A statement will be sent to each participant from First Citizens on a semi-annual basis.

Withdrawal from the Plan. A participant may withdraw from the Plan at any time by sending a written notice that he or she wishes to withdraw to First Citizens. When a participant withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the participant's account will be mailed directly to the participant. The cash adjustment will be based on the then current market value of the Common Stock. In no case will certificates representing a fractional share interest be issued.

If a participant disposes of all shares of Common Stock registered in his name (other than shares credited to his account under the Plan), First Citizens will continue to reinvest the dividends on the shares credited to his or her account under the Plan until such participant withdraws from the Plan; provided, however, that if following such a disposition of stock a participant's account under the Plan contains less than five shares of Common Stock, then at the Company's election, a certificate will be issued for the full shares in the account, any fractional shares balance in the account will be paid to the participant, in cash, and the account will be terminated.

Stock Dividend or Stock Split. Any shares representing stock dividends or stock splits distributed by the Company on shares credited to the account of a participant under the Plan will

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be added to the participant's account. A stock certificate may be obtained by contacting First Citizens.

In the event the Company makes a rights offering of any of its securities to holders of Common Stock, participants in the Plan will be notified by the Company in advance of the commencement of the offering. Participants should instruct First Citizens to transfer full Plan shares into their own names prior to the record date for such offering if they wish to exercise such rights. If no such instructions are received by First Citizens prior to such record date, then such rights shall terminate with respect to both the participant and First Citizens.

Voting. Shares credited to the account of a participant under the Plan will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his other shares in the Company and may be voted by such holder pursuant to such proxy. First Citizens will forward to the participating shareholder any proxy solicitation materials relating to the shares of Common Stock held by the Plan.

Income Tax Information. Even though dividends will be reinvested, they are subject to income taxes as if they were paid to the stockholder in cash. In addition, the Internal Revenue Service has ruled that the brokerage commissions and service charges paid by the Company on a stockholder's behalf are to be treated as dividend income to the stockholder. The amount paid to cover service charges may be deductible if a stockholder itemizes deductions on his or her Federal income tax return and if the amounts paid for brokerage commissions are includable in the stockholder's cost basis of shares purchased. The amount paid for brokerage commissions will vary in proportion to the amount invested. The information return sent to each participant and the Internal Revenue Service at year end will show each of the amounts paid on the participant's behalf. However, individual investors should consult with their tax advisor to determine the tax considerations related to the receipt of dividends and the purchase of shares of Common Stock under the Plan.

Stock Registration. In order to participate in the Plan, the Company's Common Stock must be held in the name of the individual participant, or, if stock is held in nominee or "street" name through an account with a broker or investment firm, appropriate arrangements with the nominee or other record owner of such shares must be made.

Risk of Market Price Fluctuations. A participant's investment in shares acquired under the Plan is no different from direct investment in shares of the Company. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him in the Plan, or otherwise.

Amendment or Termination of the Plan. The Plan may be amended, suspended, modified or terminated at any time by the Board of Directors of the Company without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

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The Company or First Citizens may terminate a stockholder's individual participation in the Plan at any time by written notice to the stockholder. In such event, First Citizens will request instructions from the participants for disposition of the shares in the account. If First Citizens does not receive instructions from the participant, it will send the participant a certificate for the number of full shares held for the participant under the Plan and a check for any fractional share.

Questions and Correspondence. Stockholders should direct all questions and correspondence regarding the Plan to:

                              First Citizens Bank
                           Corporate Trust Department
                             Post Office Box 29522
                       Raleigh, North Carolina 27626-0522
                                 1-877-685-0576

Stockholders should include a reference to United Community Bancorp or enclose the top portion of their account statements with all correspondence.

                            UNITED COMMUNITY BANCORP

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

1.        PARTICIPATION.

          (a) All record owners of the $1.00 par value common stock ("Common Stock") of United Community Bancorp (the "Company") are eligible to become participants (each a "Participant") in the United Community Bancorp 2002 Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker or a bank nominee) must become owners of record by having the number of shares as to which they wish to participate transferred into their names or by making appropriate arrangements with the nominee or other record owner of such shares.

          (b) Under the Plan, cash dividends on all or less than all shares of Common Stock registered in a Participant's name may be reinvested in additional Common Stock. Participants also may make optional cash payments from $50.00 to $5,000.00 per month at any time after the first reinvestment of dividends with respect to all or less than all of their shares, provided that Participants are also participating in the dividend reinvestment portion of the Plan. The optional cash payments may be made from time to time, and funds will be accumulated, without interest, to purchase shares monthly (subject to the restrictions noted above).

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2.        ENROLLMENT.

          (a) Any record owner of Common Stock may enroll in the Plan by signing and returning an authorization card ("Authorization Card") at any time prior to the record date for the next dividend payment (the "Relevant Record Date"). Reinvestment of dividends will begin with the next dividend payment subsequent to the Company's receipt of the Authorization Card.

          (b) The Authorization Card shall appoint the Company's transfer agent, First Citizens Bank & Trust Company (the "Transfer Agent"), or its duly authorized agent, as agent for each Participant and direct the Transfer Agent to apply cash dividends as directed by the Participant, and any optional cash payment the Participant might make, to the purchase of additional shares of Common Stock in accordance with the terms of the Plan.

3.        CASH DIVIDEND REINVESTMENT.

          Participants may have cash dividends paid on all shares of Common Stock registered in their names automatically reinvested in additional shares of Common Stock at a price equal to 100% of the Market Price Average, as defined in
Section 6 hereof. Participants may also have dividends on less than all of the shares registered in their names automatically reinvested at a price equal to 100% of the Market Price Average and continue to receive the remainder of their cash dividends. In either case, Participants may make optional cash payments for investment in additional shares of Common Stock at a price equal to 100% of the Market Price Average. No commission, service charge or management fee is paid by a Participant in connection with purchases under the Plan.

4.        OPTIONAL CASH PAYMENTS.

          (a) Participants may also make optional cash payments in the amounts specified in Section 1 hereof. Optional cash payments will be accumulated and all optional cash payments received from a Participant not later than two business days prior to the last business day of the month will be applied to the purchase of additional shares of Common Stock.

          (b) Such purchases will be made at 100% of the Market Price Average, as defined in Section 6(a) hereof. Interest will not be paid on optional cash payments.

          (c) Optional cash payments must be mailed so that they are received by the Transfer Agent not later than two business days prior to the last business day of the month. Any amount received as an optional cash payment will be returned by mail to the Participant if the Transfer Agent receives a written notice requesting such return at least two business days prior to the last business day of the month.

5.        SHARES SUBJECT TO PLAN.

          All reinvestment dividends and optional cash payments under the Plan will be used to acquire shares of Common Stock purchased for Participants in the open market or authorized and previously unissued Common Stock, or any combination of the foregoing.

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6.        PURCHASES OF STOCK.

          (a) The purchase price per share of Common Stock purchased with reinvested dividends in the open market will be the weighted average of the total price paid by the Transfer Agent, for all open market shares that were purchased by the Transfer Agent in respect of a particular month. The price to Participants of shares purchased with optional cash payments in the open market will be the same average. (The "Market Price Average" shall be the appropriate average as described in this Section 6(a) and in Section 6(b) hereof depending on whether shares are purchased from the Company or in the open market.)

          (b) The purchase price per share of Common Stock acquired from the Company under the Plan with reinvestment dividends on any dividend payment date will be 100% of the average of the bid and asked prices of the Company's Common Stock reported by the Nasdaq Small Cap Market ("Nasdaq") on the last trading day of the month. The purchase price per share of Common Stock purchased from the Company with optional cash payments will also be 100% of such average on the last business day of the month in which the optional cash payment is received. No shares of Common Stock will be sold by the Company to Participants at less than the par value of such shares.

          (c) Dividend reinvestment amounts will be invested semi-annually on the dividend payment date and optional cash payments will be invested each month.

          (d) The number of shares of Common Stock purchased for a Participant depends on the amount of a Participant's dividend and the amounts of optional cash payments, if any, and the purchase price per share.

          (e) The Participant's account, maintained by the Transfer Agent, will be credited with the number of shares, including fractional shares computed to four decimal places, equal to the sum of: (i) the total amount of dividends to be reinvested divided by 100% of the applicable purchase price; and (ii) the total amount of any optional cash payments to be invested divided by 100% of the applicable purchase price. Shares purchased under the Plan will be credited to the Participant's account but will not be registered in the Participant's name nor will certificates be issued to the Participant unless requested in writing or upon termination or withdrawal from the Plan. Dividends on a fractional interest in a share will be credited to the Participant's account.

7.        COSTS.

          Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.

8.        REPORTS TO PARTICIPANTS.

          The Transfer Agent will furnish, to each Participant for whom a purchase was made, a statement showing transactions in the Participant's account since the preceding purchase. The number of shares of Common Stock credited to a Participant's account will also be shown on the

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statement. At the end of each year, the Company will report to each Participant the dividends credited to his or her account for that year on the shares held for him or her and on the shares registered in his or her name.

9.        CERTIFICATES

          Certificates for shares of Common Stock purchased under the Plan will not be issued to Participants unless requested in writing. A Participant may, from time to time, make a written request of the Transfer Agent, to issue fully certificated shares in his or her name. The shares represented by that certificate will be withdrawn from the Participant's account. Any remaining full shares and any fraction of a share will continue to be credited to the Participant's account. Certificates for fractions of a share will not be issued.

10.       VOTING OF SHARES.

          (a) At any annual or special meeting of the shareholders of the Company, the Company will vote all shares of Common Stock credited to a Participant's account in accordance with the proxies returned to the Company by the Participant with respect to shares of Common Stock registered in the Participant's name.

          (b) Shares credited to a Participant's account will not be voted in the event that no proxy is given by the Participant. In such event, the shares will only be voted if the shareholder voted in person.

          (c) If a shareholder's proxy is returned properly signed but without instructions as to the manner in which the shares are to be voted with respect to any item thereon, all of the shareholder's shares will be voted in accordance with the recommendations made by the board of directors of the Company. If a shareholder's proxy is returned unexecuted or improperly executed, the shares will only be voted if the shareholder votes in person.

11.      STOCK DIVIDENDS AND STOCK SPLITS.

          Any stock dividends or stock splits distributed by the Company on shares credited to the account of a Participant under the Plan will be credited to the Participant's account. Stock dividends or split shares distributed on shares registered in the name of the Participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

12.       RIGHTS OFFERINGS.

          If a Participant is entitled to participate in a rights offering, his or her entitlement will be based upon the Participant's total holdings, including the shares of Common Stock credited to him or her under the Plan. Rights certificates will, however, only be issued for whole shares.

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13.       TRANSFER OF RECORD SHARES.

          (a) Shares credited to the account of a Participant under the Plan may not be sold, pledged or assigned without first requesting that a certificate for such shares be issued to the Participant, in accordance with Section 9 hereof. If a Participant disposes of only a portion of the shares registered in his or her name, the Company will continue to reinvest dividends on the remaining shares.

          (b) If a Participant who is reinvesting cash dividends on a portion of the shares registered in his or her name disposes of some but not all of those shares, the Company will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized.

14.       CHANGING INVESTMENT OPTION.

          A Participant may change his or her investment option at any time by signing a new Authorization Card and returning it to the Transfer Agent. A change in investment option will be effective for the next dividend payment date if the Authorization Card is received prior to the Relevant Record Date.

15.       TERMINATION OF ACCOUNT.

          (a) A Participant may terminate his or her account at any time by notifying the Transfer Agent of such desire in writing. Any such notice received subsequent to the record date for a dividend shall not be effective until dividends have been reinvested and credited to his or her account. Optional cash payments sent to the Transfer Agent may be withdrawn if a written notice of withdrawal is received by the Transfer Agent at least two business days prior to the dividend payment date.

          (b) Within a reasonable time after termination, a certificate for the stock purchased and credited to the Participant's account under the Plan will be issued and delivered to the Participant for all whole shares. Any fractional interest in a share will be converted to cash at the then current market value. Alternatively, the Participant may elect to receive a check for the proceeds from the sale of all shares purchased and credited to the Participant's account, including any fractional share, less: (i) any service fee; (ii) any brokerage fees or commissions associated with the sale of the Participant's shares; and (iii) any applicable transfer tax. The sale will be made as soon as possible after receipt of the notification of termination.

16.       AMENDMENT AND TERMINATION OF THE PLAN.

          Notwithstanding any other provision of the Plan, the Board of Directors of the Company, or any designated committee thereof, reserves the right to amend, suspend, modify or terminate the Plan at any time. All Participants will receive notice of any such amendments, suspensions or modifications. Upon a termination of the Plan, any uninvested optional cash payments will be returned, certificates for full shares credited to a Participant's account under the

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Plan will be issued to the Participant, and payment will be made in cash for any fractional share credited to a Participant's account.

17.       TAXES.

          (a) The reinvestment of dividends does not relieve the Participant of any taxes which may be payable on such dividends.

          (b) Commissions paid by the Company on behalf of Participants will be imputed income to the Participants.

18.       NOT A BANK ACCOUNT.

          (a) The Participant shall have no right to draw checks or drafts against his or her account.

          (b) Shares of Common Stock credited to the Participant's account are not FDIC insured and may lose value.

19.       DUTIES AND RESPONSIBILITIES.

          The Company shall not have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this Plan, nor shall the Company have any duties, responsibilities or liabilities except such as are expressly set forth herein. The Company shall not be liable hereunder for any act done in good faith, or any good faith omission to act, including, without limitation, any claims of liability: (i) with respect to the time or prices at which shares are purchased or sold for a Participant's account, or any inability to purchase or sell shares, for any reason; (ii) for any fluctuation in the market value after purchase or sale of shares; or (iii) arising out of failure to terminate the Participant's account upon such Participant's death prior to receipt of a notice in writing of such death.

20.       GOVERNING LAW.

          This Plan is governed by the laws of the State of North Carolina.

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